BNNano, Inc.

BNNano is an advanced manufacturing company that innovates, develops, and produces nanoscale and engineering materials designed to increase efficiency, reduce energy consumption, and remove environmental contaminants. Helping to change the world through improved and augmented materials.

Invest

$99.11 minimum investment

DEADLINE: February 28, 2023

in 2 months

SHARE PRICE

$1.87

TOTAL RAISED

$113,943

VALUATION

$23,700,672

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Each defining age of human civilization was shaped by new, revolutionary materials. The Bronze Age enabled advanced farming and hunting. The Iron Age forever revolutionized human tools, weaponry, and established permanent settlements. With the Silicon Age came the computer and the internet. At BNNano, we are ushering in the next age through innovative material science.

BNNano is one of the only companies in the world that produces Boron Nitride Nanotubes at commercially viable prices and volumes. BNNano's patented NanoBarb™ improves the properties of a bare Boron Nitride Nanotube and is the foundation of a line of products designed to minimize process challenges that historically limit macroscale performance and maximize the potential of nano-enhanced materials.

Our patented technology is designed to significantly enhance the strength, thermal performance, and neutron radiation absorptive capability of materials. An excellent absorber of organic chemicals, the NanoBarb™ can survive very high temperatures, is chemically inert, microwave transparent, and electrically insulating. We have incorporated our technology into targeted plastics and metals boosting their properties so our customers can produce transformative designs and systems.

ACCOMPLISHMENTS

- NanoBarb™ Patent Granted
- Patented NanoBarb™ technology integrated into multiple materials
- One of the best performing, highest quality, highest purity and lowest cost Boron Nitride Nanotubes
  - Producing commercial quantities
  - Fulfilling kilogram orders
- New products released in 2022
  - Polymer Filaments for Additive Manufacturing
  - Aluminum Master Alloy
- World Class customers:
  - NASA
  - United States Navy
  - True Velocity
  - Kairos Inc.
  - Eck Industries
  - Huneed Technologies
- International Distribution and Representation
  - TER Chemicals: Europe
  - Japan New Metals Co.: Japan
  - Ruhl Strategic Partners: US/EU
- International Traffic in Arms Regulations (ITAR) Registered
- Demonstrated results in the enhancement of existing materials
  - Aluminum Alloys: > 70% Mechanical Improvements
  - Polymer materials: > 70% Mechanical Improvements
- Collaborative Research and Development Agreement (CRADA) with U.S. Navy executed in 2020 and extended through 2023
- 2020 Pepperdine Graziadio Business School's Most Fundable Companies® List Winner (Platinum designation)

OPPORTUNITY

For decades, the manufacturing world has been excited by the promise of nanomaterials and nanotechnology (the science and engineering of materials at an atomic and molecular scale) but the potential has not yet been fully realized. When properly applied, nanomaterials allow for less energy usage, less raw material usage, a cleaner environment, and improved materials.

In the mid-1990s, revolutionary Boron Nitride Nanotubes were first synthesized. Their exceptional physical and chemical properties (i.e., electrical resistivity, superhydrophobicity, thermal stability, thermal conductivity, strength, and stiffness) led NASA, the U.S. Air Force, and numerous academic and governmental labs to identify them as necessary to advance some future technologies.



Though structurally similar to Carbon Nanotubes, Boron Nitride Nanotubes' unique ability to withstand higher temperatures, act as electrical insulators and thermal conductors, and increased strength provide key advantages and broader applications. However, Boron Nitride Nanotubes remained an experimental novelty and could not be widely adopted given technological hurdles.

The race to commercialize Boron Nitride Nanotubes was on! We at BNNano believe we won the race and have raised the bar by developing a new class of nanomaterial - the NanoBarb™.


WHAT IS A NANOBARB ?
NANOBARB
Accelerating Voltage
120 kV
50 nm
NANOTUBES WITH IRREGULAR CRYSTAL PROJECTIONS
NANO
A PREFIX DENOTING ONE BILLIONTH 10-9
SALT
1mm
milli 10-3
1µm
micro 10-6
DNA
2.5nm
nano 10-9
BARB
A SHARP PROJECTION EXTENDING OUTWARD AND PREVENTING EASY EXTRACTION
φnm's
nm's
nm's
1D: RODS, TUBES
nm's thick
nm's
2D: SHEETS
nm's
nm's
nm's
3D: PARTICLES

The engineered surface of Boron Nitride Nanotubes enhances the properties of composite materials. Our innovative patented Boron Nitride NanoBarb™ was manufactured to be irregular and like "re-bar," uses mechanical "barbs" to optimize the interlock with matrix materials, enhancing reinforcing properties.

The NanoBarb™ simplifies the handling and processing of nanomaterials by reducing the Van der Waals Attraction (minimizing contact area between particles), enabling higher loadings when mixed into other materials without agglomeration.


NANOBARB ATTRIBUTES
TOUGHER THAN ARAMID FIBERS
ELECTRICALLY INSULATING
STIFFER THAN STEEL
STRONGER THAN SPIDER SILK
SUPER HYDROPHIC
PIEZOELECTRIC
NEUTRON RADIATION ABSORBING
FIRE RESISTANT
HIGH THERMAL CONDUCTIVITY
HEAT
HIGH TEMPERATURE STABILITY
1000 °C

"I believe there is no nanomaterial like it. Our patented NanoBarb™ is a profoundly unique type of nanotube. No other nanotube, nanowire or nanosheet have crystallites that enhance the super strong backbone of nanomaterials."

- Jason Taylor
Co-Founder & CTO BNNano

HOW WE COMMERCIALIZED THE TECHNOLOGY

At BNNano, we have fostered a culture that embraces original and innovative solutions. We prioritize actions over words, needs over wants, and value people over technology. We believe real change comes only after dismissing the status quo and venturing into novel approaches. We refuse to fail and understand the need to advance not only our disruptive technology, but also foster an equally successful manufacturing process, supply chain, and business model.

Our team engineered and commercialized the NanoBarb™, a patented form of the Boron Nitride Nanotube that solves many of nanomaterials' pervasive problems while significantly augmenting the unique properties of other materials.


NanoBarb™
TEM Image - 40,000x
Accelerating Voltage
120 kV
50 nm
HEXAGONAL
BORON NITRIDE
NUCLEATED ON
TYPICAL NANOTUBE

The NanoBarb's™ irregular "rebar-like" surface prevents Nanotubes (one of the strongest but notoriously difficult to use material forms) from sticking together. It anchors, strengthens, and improves materials. The NanoBarb™ is stable at extremely high temperatures, is an electrical insulator and thermal conductor, and is more easily integrated by providing better connection & adherence to materials. We believe the NanoBarb™ has costs orders of magnitudes lower than competitors and has higher quality and purity.

Current NanoBarb™ Products:

- **NanoBarb™ Powder** is an additive that augments and improves performance across numerous applications. NanoBarb™ Powder can be added to a wide range of materials such as metals, ceramics, polymers, liquids, resins to name a few. NanoBarb™ Powder is our original product and is the foundation for our expanding product portfolio.




BNNB-P-90A1
1.0 gram
Batch BH001

- **NanoBarb™ Polymer Filaments** are designed to be used for Additive Manufacturing. The NanoBarbs™ provides a super strong backbone while the crystallites act as barbs, interlocking with the polymer matrix creating an ideal material for demanding 3D Printing applications.



- **NanoBarb™ Aluminum Master Alloy** is a specially engineered pellet which contains a high percentage of NanoBarbs™ compounded into pure aluminum. When added to molten aluminum during the alloying process the NanoBarb™ Aluminum Master Alloy increases material strength giving aluminum the potential strength of steel or titanium.



APPLICATIONS

BNNano is selling our NanoBarb™ products to global world class customers in private industry, government labs and agencies, and academia.

Customers such as NASA, True Velocity, Huneed Technologies, the United States Navy, and Eck Industries are using our NanoBarb™ products to innovate and change the world.

While prioritizing the manufacturing of cutting edge nanomaterials and NanoBarb™ products, we are also active in research and development. Our dedication to meeting customer needs drives our R&D activities and our progress is evident in the evolution of our product portfolio. We develop products that our customers want and need.

Historically, the introduction of novel nanomaterials has targeted high-value applications, but BNNano has taken a different approach. Our team's painstaking focus on both our technology and manufacturing has established an "elegantly simple" manufacturing process with a streamlined supply chain. Manufacturing with high throughput and quality with low costs provides BNNano the flexibility needed to meet our customer's technical and financial demands.


NanoBarb™ Powder
Building Block of all our Products
Makes Ordinary Materials Extraordinary

MARKET

BNNano's 3 Top Markets

- Raw Materials
- Additive Manufacturing
- Lightweighting

Raw Materials

Our NanoBarb™ Powder is a nanoscale additive material when added to base materials (e.g. polymers, metals, ceramics, liquids, and other materials) provides specialized characteristics or enhances the material properties (mechanical, thermal, radiation, and/or chemical).

Additive Manufacturing

Also referred to as 3D Printing or Rapid Prototyping. This emerging field enables the manufacturing of three-dimensional products by adding material, typically layer by layer, rather than by removing material from a solid block.

Analogous to common desktop printers that use ink to produce a 2D document, additive manufacturing uses materials such as polymers and metals to manufacture 3D components. The final product is created by building or adding materials which enables the creation of designs that are more complex than can be produced by traditional manufacturing techniques. Parts that once were an assembly of multiple pieces can now be produced as one part saving time, money, and energy.

BNNano's Polymers and Metal NanoBarb™ Products are being utilized to meet the needs of our Additive Manufacturing customers.

Lightweighting

Across industries, a universal focus is the optimization of size, weight, power, and cost. Lightweighting is the process of removing unnecessary weight from a component or assembly. Designers and manufacturers lightweight products by substituting materials (i.e., polymers, composites, and metal alloys such as aluminum) or by changing and optimizing designs. Advanced materials are critical because they can provide stronger materials with better thermal properties helping manufacturers meet stringent performance requirements at the lowest possible weight.

Advanced materials are typically environmentally friendly, reduce carbon footprints, and offer advantages such as corrosion and oxidation resistance, high electrical and thermal conductivities, low density, high reflectivity, high ductility, high strength, and cost-efficiency. As a result, advanced materials have extensive applications in the aerospace, defense, healthcare, electronics, construction, automotive, and packaging industries across the globe.

BNNano's complete line of NanoBarb™ Products can be utilized to meet the needs of Lightweighting customers.


Target Markets
Nanomaterials
$23.1 Billion by 2028[A]
NanoBarb™ Powder
Additive Manufacturing
$8 Billion 2028[B]
NanoBarb™ Polymers
NanoBarb™ Metal Master Alloy
Lightweighting
$275 Billion 2027[C]
NanoBarb™ Polymers
NanoBarb™ Metal Master Alloy

Sources: A. Research and Markets | B. Verified Market Research | C. Reports and Data

- **Additional Markets**: We are also supporting fire prevention and water purification and numerous markets with significant opportunities such as hypersonics, composites, and green energy, all of which are multi-billion dollar opportunities.

CUSTOMER TESTIMONIALS

At BNNano, we are determined to be an elite nanotechnology company and an elite business. Founded over five years ago, we continue to progress as we broaden our product portfolio, build our customer base, establish academic relationships, engage in research and development, and expand our intellectual property portfolio.

Just look at what some of our customers have to say:

"BNNano is an embodiment of the adage that technology by itself is an enabler, but the real success comes with finding the applications of technology that help society solve problems. BNNano's technology, notably their patented NanoBarb formulation and their ability to scale commercial production, allows Huneed to offer world first application solutions to our end customers. The future of BNNT is already here- and BNNano is playing a foundational role in making sure that it is evenly distributed."

- Daniel Warren

Executive Director of Business Development and Sales, Huneed

"True Velocity is an advanced technology and composite manufacturing company that uses proprietary engineering, science and modern manufacturing techniques to produce cutting-edge weapons systems and ammunition. BNNano's innovative NanoBarb™ materials allow us to introduce nanotechnology into our normal manufacturing processes which gives the opportunity to enhance our products even further. Innovation is at the core of everything we do as a company, and we see tremendous opportunities to utilize BNNano's materials to increase our capabilities and maintain our competitive edge well into the future."

- Mark Beck

VP Business Development, True Velocity

"One of the biggest issues in the production of composite materials is agglomeration of the particles. The unique chemistry and aspect ratio of NanoBarbs™ makes agglomeration less likely and therefore more effective in strengthening the base alloy. We are excited to bring NanoBarb™ reinforced aluminum casting alloys to our customers."

- David Weiss

VP Research and Development, Eck Industries

PRESS

- **Nano Entrepreneurship Network Podcast**
  Importance of Building Relationships: A Conversation with Steve Wilcenski
- **Planet Masters**
- **AZO Nano**
  Transforming Composite Materials with Boron Nitride NanoBarbs
- **EIN Presswire**
  BNNano and Eck Industries Demonstrate 70% Strength Improvement to an Aluminum Alloy Using Boron Nitride NanoBarbs™
  BNNano Inc. & Huneed Technologies of South Korea Announced their Strategic Partnership

"Our community of investors has introduced us to some of our most strategic partnerships to date - mostly through simple friendly introductions. We invite all investors, current and future, in our community to do the same"

- Steve Wilcenski
Co-Founder & CEO BNNano, Inc.

HOW CAN YOU HELP BNNANO GROW

When founding our company, we prioritized relationships and connections. We recognize that only through the support of our families, employees, and community can BNNano revolutionize material science while helping many others along the way as possible.

Since the beginning, our funding has come through friends, family, angel investors, and crowdfunding on this platform. As we grow, we want to do so authentically with individuals who believe in our dream, support our progress, and find success together.

We feel an obligation to our past and current investors and want to fulfill the promise you see in us. We have returned to Netcapital to thank those who have already supported us. We believe we fulfilled our promises and goals from the first raise and return to provide the crowd the first chance to support us as we enter our growth phase.

We are a young company with the potential for exponential growth. We see the power of crowdfunding as more than monetary investment, but as a force multiplier. We view our investors as partners and have already experienced the power of the crowd in the introductions our investors have made to new companies, research partners, industries, and applications. You, our investors, are helping propel BNNano forward and fostering technological innovation and growth.

To our existing investors and connectors, I and the team, personally want to thank you. To those considering becoming investors, we welcome you to the journey and believe in the future we can create. Let's change the world together!

FAQS

BNNano is an advanced manufacturing company that pioneered the patented NanoBarb™, a unique and enhanced Boron Nitride Nanotube. When added to commodities, NanoBarbs™ improve a material's natural properties, making it extraordinary. NanoBarbs™ are ideal for use in markets such as additive manufacturing, aerospace, automotive, defense, biomedical, fire prevention, thermal management, and water purification.

What are Nanotubes?

Nanotubes are tube-like structures used as a building material at an atomic and molecular scale. A nanotube can be made from materials such as carbon, boron nitride, or silicon and have applications in new technologies.

At BNNano we engineer innovative materials on a nanoscale. How small is that? If you were to compare one nanometer to a meter, it is approximately the same ratio as a soccer ball to the earth, one billion times smaller.

Nanotechnology, when properly applied, has the potential to use less energy, need fewer raw materials, clean the environment, and increase efficiency while improving materials. We at BNNano believe small things change the world.

What makes Boron Nitride Nanotubes special?

Boron Nitride Nanotubes exhibit a desirable combination of exceptional physical and chemical properties to include:

- Electrical resistivity
- Superhydrophobicity
- High thermal stability (withstands temperatures above 850C or 1560F)
- Thermal conductivity
- Strength
- Stiffness
- Neutron absorbing

Though similar to Carbon Nanotubes, Boron Nitride Nanotubes differ in that they are electrically insulating AND thermally conductive. Boron Nitride Nanotubes are thermally stable at much higher temperatures, broadening their potential applications into areas requiring high process temperatures such as metals, ceramics, and thermal management of electronics.

When NanoBarbs™ are infused in metals and metal alloys the metals and metal alloys become stronger and more thermally conductive while retaining their formability. When used as additives in polymers and composites, it augments the materials properties and makes the original material special. When a polymer is enhanced with NanoBarbs™ it becomes stronger and more thermally conductive. We plan to leverage this potential to use less energy, need fewer raw materials, clean the environment, and increase efficiency while improving materials across current and untapped markets.

What was the inspiration for the NanoBarb?

Our inspiration comes from materials and designs proved over time. To make an engineered material stronger and tougher, emulating Rebar was a natural choice. Rebar's texture is not smooth and thus provides better connection acting as a material anchor.

We mimicked rebar on the nanoscale using our expertise in Thin Film and Crystal Growth creating a kind of "Rock Candy".

By growing hexagonal Boron Nitride nano-crystals on the outside of our Nanotubes, we created the innovative Boron Nitride NanoBarb™, an enhanced and improved Boron Nitride Nanotube.

How do NanoBarbs improve on Boron Nitride Nanotubes?

Our innovative Boron Nitride NanoBarb™ was engineered by growing "h-BN crystals" on the outside of the nanotube. Such innovation improves the properties of nanotubes and solves many problems inherent in nanomaterials:

- Increases the nanomaterial's surface area
- The irregular "rebar like" mechanical "barbs" sticks to host materials better
- The jagged surface helps limit and prevent agglomeration allowing higher loadings
- Enhances properties of composite materials
- Physical and chemical improvements

How are you different?

Our NanoBarbs™ are the cutting-edge evolution of the revolutionary Boron Nitride Nanotube, identified as necessary to advance some future technologies. Universities, government laboratories, and organizations like NASA and the U.S. Air Force have shown significant interest but encountered barriers for implementation.

Our proprietary methods make BNNano one of the only companies in the world with a commercially viable manufacturing process for Boron Nitride Nanotubes. We believe we alone have produced more material in the last few months than the combined output of all other competitors in the material's history. We believe our costs are orders of magnitude lower than any competitor, we can scale production, our quality is higher, and our IP portfolio protects our Boron Nitride NanoBarbs™. Our superior technology utilizes an elegantly simple process to implementation - from the supply chain, to the manufacturing process, to the ease of use.

The versatility of our Boron Nitride NanoBarbs™ allows users to tailor and enhance existing materials. We help users transform materials in forms, factors, and applications previously not possible. Examples include the next generation of thermal management solutions for high density and high-power electronics, stronger, tougher, and more fire-resistant textiles, new enhanced materials for 3D printing applications, hypersonics, space, defense, enhanced aluminum that is as strong as steel or titanium, water purification, and many more.

Why is your team uniquely qualified to solve the problems?

Our team has a history of developing commercial processes for products using advanced materials and technologies. Our team has been key contributors in the commercialization of revolutionary products like the LED Light bulb, MEMS devices, and nano-machines.

Each member of our executive team has a strong academic pedigree and proven sustained performance across varied problem sets and industries. We not only understand innovative science but find unique applications aimed to disrupt and fundamentally change commodity markets.

What are your competitive advantages?

BNNano is currently one of the only companies in the world with a commercially viable manufacturing process for Boron Nitride Nanotubes and the only one with the NanoBarb™. We believe our costs are orders of magnitude lower than any competitor, our quality is higher, our capacity higher, and our IP portfolio protects our Boron Nitride NanoBarb™.

Where do you see yourself in the next few years?

We anticipate significant growth to include manufacturing and have identified several industries which could be fundamentally disrupted once our NanoBarb™ is introduced. We believe the growth potential for BNNano is immense when one considers the applications across industries for materials that are lighter, stronger, and faster. We plan to continue to build our relationships with companies, universities, and government labs to usher in disruptive and industry changing innovation. We plan to be bigger, better, and stronger while supporting and helping our community.

What key intellectual property does BNNano have? Who developed the IP? Who owns the IP?

We have a Strategic IP Plan which includes Patents, Trade Secrets and Trademarks.

BNNano is the sole developer and owner of all filed patents and provisional patents. No one outside BNNano has any claims to any of our Intellectual Property. Our Seminal Patent (pending) was filed in March 2018. We have filed additional Patents and Provisional Patents.

All Process information is a guarded Trade Secret. This includes all aspects of NanoBarb™ production and the processes to manufacture our Master Alloys.

The Trademark for NanoBarbs™ is in process.

TEAM



Steve Wilcenski

Founder & CEO

For over 20 years, Steve has been an active member of teams designing and developing technologies and products on the micro and nano-scale. Many of these products have enabled disruptive technologies for markets, including Defense, Aerospace, Biomedical, Automotive, Communications, and Consumer Electronics. Before co-founding BNNano, Steve was the President and General Manager for the MEMS Business Unit of MEMSCAP, SA. Steve earned a B.S. in Material Science and Engineering from North Carolina State University, an M.S. in Chemistry from Clemson University, and an MBA from North Carolina State University.



Jason Taylor

Founder & CTO

Jason began his career as a Process Development Engineer, working to identify critical factors and optimize multilayer GaN epitaxy for LED products initially introduced in the dashboards of cars, cellphones, and video screens. Working directly with customers and internal R&D groups, Taylor helped to develop innovative ways to address market opportunities creating ten patents along the way. During this time, Jason began looking for new materials that could lead to the "next" revolution; he found Boron Nitride Nanotubes. Jason earned a B.S. and M.S. in Materials Science and Engineering from Virginia Tech.



Theodore Kalmbach
Chief Strategy Officer

Ted began his career as a strategy consultant for Accenture in Munich and Berlin, focused on the automotive/energy sectors. He joined the Institute for Defense Analyses in 2004, supporting the Pentagon's counter-insurgency strategy, then transitioned to the U.S. Department of State in 2006, serving as a diplomat in Afghanistan, the Philippines, and Austria. Ted graduated from Boston College with a B.A. in International Affairs and completed a Fulbright Scholarship in Duesseldorf, where he analyzed the German and Chinese energy markets. Ted later earned a M.A. from Johns Hopkins in National Security Strategy.



Mark Edmond
Director of Operations

Before joining BNNano, Mark helped upstart lighting company LED Lighting Fixtures, Inc. (LLF) develop the first commercially viable LED general lighting products. After Cree purchased LLF in 2008, Mark held roles as Product Development Manager and R&D Researcher in LED lighting, notably inventing concepts for Cree's CR series of LED lamps and developing Cree's line of consumer light bulbs. Mark currently has 31 issued US patents and earned his B.S. in Ceramic Engineering from Alfred University.

USE OF PROCEEDS

If the offering's maximum amount of $3,000,002 is raised:

Use	Value	% of Proceeds
Payroll (Current and New Hires)	$750,000	25.0%
Facilities Improvements	$150,000	5.0%
Capital Equipment	$500,000	16.7%
Product Development	$600,000	20.0%
Sales and Marketing	$400,000	13.3%
Intellectual Property	$250,000	8.3%
Research and Development	$203,002	6.8%
Intermediary fees	$147,000	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in BNNano, Inc.. This offering must raise at least $10,000 by February 28, 2023 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. BNNano, Inc. may issue additional securities to raise up to $3,000,002, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

14,278,435 shares
× $1.87 per share

$26,700,673 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on August 29, 2022
- Form C/A on August 29, 2022
- Form C/A on October 19, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Dec 16, 2022 • We are excited to announce that we have...

Dec 14, 2022 • We have found an excellent partner with TruSpin...

Dec 12, 2022 • Here is an interesting article about one of our...

Dec 9, 2022 • Clean Water is a priority for BNNano and we are...

Nov 30, 2022 • One of the challenges confronting the world...

Nov 25, 2022 • We have our first product listed in the...

Nov 15, 2022 • BNNano and Grove Climate Group, announce a...

Oct 19, 2022 • We are working with our partne, Innosek, to...

Oct 19, 2022 • Filed Form C/A

Oct 4, 2022 • BNNano is excited to announce that we have...

Oct 3, 2022 • BNNano will be Exhibiting and Speaking at The...

Sep 19, 2022 • Steve and Jason had the chance to sit down with...

Sep 15, 2022 • We are excited to announce our partnership with...

Sep 14, 2022 • Patent Granted! We are pleased to announce...

Sep 14, 2022 • Water has been in the news a lot lately, and...

Sep 7, 2022 • BNNano is excited to announce that we have been...

Aug 30, 2022 • There have been a lot of changes in the last...

Aug 29, 2022 • Dear Friends and Family, We are excited to...

Aug 29, 2022 • Primary offering of 1,604,279 shares at $1.87

Aug 29, 2022 • Filed Form C/A

Aug 29, 2022 • Filed Form C

Aug 18, 2022 • BNNano is proud to announce that our...

Aug 8, 2022 • Patent Granted! BNNano is proud to announce...

Jul 18, 2022 • BNNano will be presenting at the next...

Jul 1, 2022 • The video from our Investor Update Meeting has...

Jun 12, 2022 • BNNano will be hosting the Web Investor Call on...

Jun 1, 2022 • BNNano will be hosting a web meeting on Tuesday...

Nov 5, 2021 • OCTOBER 2021 UPDATE Hello, We at BNNano...

Oct 4, 2021 • SEPTEMBER 2021 UPDATE Hello, I hope your...

Sep 27, 2021 • BNNano is Exhibiting at The Composites and...

Sep 20, 2021 • BNNano is Speaking and Exhibiting at The...

Jul 31, 2021 • Primary offering finalized, selling 629,209 shares

Jul 8, 2021 • We wanted to take a moment to thank our 1,200...

Jun 14, 2021 • BNNANO ADDS TO LEADERSHIP TEAM We excited to...

Jun 1, 2021 • Today we are pleased to announce that BNNano's...

May 17, 2021 • BNNano CEO Steve Wilcenski Named to NSBA...

May 11, 2021 • Today we are excited to announce that we have a...

Apr 28, 2021 • Today we are excited to announce that we have...

Apr 28, 2021 • We are excited to announce our decision to...

Apr 22, 2021 • We have some exciting news about how our...

Apr 7, 2021 • BNNano will be presenting our "Origin Story"...

Mar 26, 2021 • We presented during Netcapital's Virtual Demo...

Mar 23, 2021 • Ruhl Strategic partners recently highlighted...

Mar 22, 2021 • Netcapital is hosting a Virtual Demo Day on...

Mar 18, 2021 • Naval Postgraduate School Announces CRADA with...

Mar 16, 2021 • BNNano is excited to announce the next phase of...

Mar 15, 2021 • We had a great conversation with Eric Cox from...

Mar 11, 2021 • Join us on Thursday 3/11 at 8pm ET for a...

Feb 23, 2021 • BNNano CEO Steve Wilcenski is featured in the...

Feb 10, 2021 • Primary offering of 629,411 shares at $1.70

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

hello@netcapital.com
+1 (617)-231-9270